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                                                                    EXHIBIT 10.2

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                  ET SUB - MERIDIAN LIMITED PARTNERSHIP, L.L.P.

                                    RECITALS

                  THIS AGREEMENT OF LIMITED PARTNERSHIP (as it may be amended or supplemented from time to time, the "Agreement") is entered into as of August 7, 1998 by and among ET Meridian, L.L.C., a Delaware limited liability company as the general partner (the "General Partner"), and ElderTrust Operating Limited Partnership, a Delaware limited partnership as the limited partner (the "Limited Partner"), and any other persons or entities who shall in the future execute and deliver this Agreement as additional partners pursuant to the provisions hereof (the General Partner, the Limited Partner and any such additional partners are referred to herein collectively as the "Partners").

                  WHEREAS, the General Partner and the Limited Partner have formed a partnership pursuant to the provisions of the Virginia Revised Uniform Limited Partnership Act (Va. Code Ann. ss. 50-73.1 et seq.) as amended from time to time, and any successor thereto (the "Virginia RULPA") under the name ET Sub
- Meridian Limited Partnership, L.L.P. (the "Partnership");

                  WHEREAS, (i) pursuant to the Virginia RULPA, the General Partner has filed a Certificate of Limited Partnership relating to the Partnership and (ii) pursuant to the Virginia RULPA and the Virginia Uniform Partnership Act (1996) (Va. Code Ann. ss. 50-73.79 et seq.), as amended from time to time, and any successor thereto (the "Virginia UPA"), the General Partner has filed a Statement of Registration as a limited liability partnership relating to the Partnership; and

                  WHEREAS, the General Partner and the Limited Partner desire to continue the business of the Partnership pursuant to this Agreement.

                  NOW, THEREFORE, in consideration for the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:


1.  CERTAIN DEFINITIONS

                  Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings herein specified. Unless otherwise specified, all references herein to Sections or Schedules are to Sections of, or Schedules attached to, this Agreement.


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                  Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

                  Affiliate: With respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or
(iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clauses (i), (ii) or (iii) above. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  Agreed Value: (i) In the case of any property contributed to the Partnership by a Partner, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder. The aggregate Agreed Value of all property contributed to the Partnership by a Partner shall be set forth next to such Partner's name on Schedule A.

                  Agreement:  As defined in the Recitals.

                  Book Tax Gain and Book Tax Loss: The amount of taxable gain or loss that would result from a Capital Transaction if the Adjusted Basis at the time of the Capital Transaction of the Partnership Assets with respect to which such Capital Transaction occurs were equal to the Carrying Value of such Partnership Assets at such time.

                  Business Day: Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or the State of Maryland or the State of New Jersey shall not be regarded as a Business Day.
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                  Capital Account: The capital account established and
maintained for each Partner pursuant to Section 5.3.

                  Capital Contribution: Any property (including cash) contributed to the Partnership by or on behalf of a Partner.

                  Capital Transaction: (i) A transaction pursuant to which the Partnership borrows funds, receives Capital Contributions from a new Partner upon its admission to the Partnership, or receives a distribution from any partnership or joint venture in which the Partnership is a participant as a result of a capital transaction with respect to that partnership or joint venture; (ii) a sale, condemnation, exchange, abandonment casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of Partnership Assets (other than a disposition of personal property that is, or is to be, replaced), or (iii) an insurance recovery with respect to Partnership Assets, or other transaction that, in accordance with generally accepted tax accounting principles, is considered capital in nature.

                  Carrying Value: (i) With respect to any asset contributed or deemed to be contributed to the Partnership or revalued on the Partnership's books, the fair market value of such asset at the time of contribution or revaluation (as determined by the Partners) reduced, but not below zero, by all deductions for depreciation, amortization, cost recovery and expense in lieu of depreciation debited to the Capital Accounts of the Partners in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) with respect to such asset since the time of contribution or last revaluation up to the time the Carrying Value is to be determined; and (ii) with respect to any other asset of the Partnership, the Adjusted Basis of such asset as of the time the Carrying Value is to be determined.

                  Cash Flow:  As defined in Section 6.1.

                  Certificate: The Certificate of Limited Partnership, and any and all amendments thereto or restatements thereof, filed on behalf of the Partnership with the Recording Office as required under the Virginia RULPA.

                  Code: The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

                  Excess Negative Balance: The negative balance, if any, in a Partner's Capital Account as of the end of a Fiscal Year after crediting the Partner's Capital Account for the amount of any negative balance in such Capital Account that the Partner is obligated to restore or is treated as obligated to restore pursuant to Regulations sections 1.704-1(b)(2)(ii) (b)(3) and 1.704-1(b)(2)(ii)(c) and the amount of such Partner's share of the Partnership's Minimum Gain, determined pursuant to Regulations sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5); and debiting the Partner's Capital Account for any adjustment, allocation, or distribution described in paragraph (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d).
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                  Fiscal Year: The fiscal year of the Partnership for financial accounting purposes, and for federal, state and local income tax purposes, which shall be the calendar year unless changed by the General Partner in accordance with Section 8.8.

                  General Partner: As defined in the Recitals or any other Person admitted to the Partnership as a general partner.

                  Limited Partner: As defined in the Recitals or any other Person admitted to the Partnership as a limited partner.

                  Minimum Gain: The amount determined by computing, with respect to each Nonrecourse Debt of the Partnership, the amount of Book Tax Gain (of whatever character), if any, that the Partnership would realize if it disposed of (in a taxable transaction) the Partnership Assets subject to such Nonrecourse Debt in full satisfaction thereof and for no other consideration, and by then aggregating the amounts so computed. For purposes of computing the amount of Minimum Gain, (i) the Carrying Value of a Partnership Asset subject to two or more Nonrecourse Debts of equal priority shall be allocated among such Nonrecourse Debts in proportion to the outstanding principal balances of such Nonrecourse Debts; (ii) the Carrying Value of a Partnership Asset subject to two or more Nonrecourse Debts of unequal priority shall be allocated to the Nonrecourse Debts of an inferior priority (in accordance with (i) above) only to the extent of the excess, if any, of the Carrying Value of the Partnership Asset over the aggregate outstanding balance of the Nonrecourse Debts of superior priority; and (iii) only the portion of a Partnership Asset's Carrying Value allocated to Nonrecourse Debts of the Partnership shall be used in computing the Minimum Gain.

                  Net Income and Net Loss: For any taxable period, (i) the gross income of the Partnership from all sources, other than any income or loss recognized with respect to a Terminating Capital Transaction during such period, as calculated for federal income tax purposes by the Partnership, plus (ii) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing gross income for federal income tax purposes, reduced by (iii) Depreciation (as defined below), further reduced by
(iv) all other items of expense or deduction that are allowable as deductions to the Partnership under the Code for such period but excluding any item of expense or deduction attributable either to Depreciation (as defined below) or to a Terminating Capital Transaction, as calculated for federal income tax purposes by the Partnership, and further reduced by (v) any expenditures of the Partnership described in section 705(a)(2)(b) of the Code or treated as expenditures described in section 705(a)(2)(b) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing taxable income. "Depreciation" means, for each taxable period, an amount equal to the depreciation, amortization, or other cost recovery deductions allowable with respect to Partnership Assets for such period for federal income tax purposes computed (using the same method used by the Partnership in computing depreciation, amortization, or other cost recovery deductions in preparing its federal income tax returns) as if the Adjusted Basis of such Partnership Assets were equal to their Carrying Values. All items of income, gain, loss, deduction, and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions of Section 0 shall be determined without regard to any election that may be made by the Partnership under Code section 754 except as expressly contemplated under Regulations section 1.704-1(b)(2)(iv)(m)(4); provided, however, that such allocations, once made, shall be adjusted as necessary to take into account those adjustments authorized under sections 734 and 743 of the Code.
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                  Net Proceeds of a Capital Transaction: As defined in Section
6.1.

                  Nonrecourse Debt: Any liability that is considered nonrecourse for purposes of Regulations section 1.1001-2 (without regard to whether such liability is a recourse liability under Regulations section 1.752-1T(d)(2)) and any other liability for which the creditor's right to repayment is limited to one or more of the assets of the Partnership (within the meaning of Regulations section 1.752-1T(d)(3)(ii)(b)(4)(ii).

                  Nonrecourse Liability: Any Nonrecourse Debt (or portion thereof) for which no Partner bears (or is deemed to bear) the economic risk of loss within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(3).

                  Partner:  As defined in the Recitals.

                  Partner Nonrecourse Debt: Any Nonrecourse Debt (or portion thereof) for which a Partner bears (or is deemed to bear) the economic risk of loss within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1).

                  Partnership:  As defined in the Recitals.

                  Partnership Assets: All assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Partnership.

                  Partnership Interest: As to any Partner, all of the interest of that Partner in the Partnership, including, without limitation, such Partner's (i) right to a distributive share of the income, gain, losses and deductions of the Partnership in accordance herewith, (ii) right to a distributive share of Partnership Assets, and (iii) rights, if a General Partner, with respect to the management of the business and affairs of the Partnership and (iv) rights, if a Limited Partner, to consent to approve of certain actions as provided in Section 7.4.
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                  Percentage Interest:  As defined in Section 6.1.

                  Person: Any individual, corporation, association, partnership, limited partnership, limited liability company, joint venture, trust, estate or other legal or commercial entity or organization.

                  Recording Office: The office of the State Corporation Commission of the Commonwealth of Virginia.

                  Regulations: The regulations issued by the United States Department of the Treasury under the Code, as now in effect and as they may be amended from time to time, and any successor regulations.

                  704(c) Value: With respect to any property contributed to the Partnership by a Partner, the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to its fair market value.

                  Statement of Registration: The Statement of Registration as a registered limited liability partnership, and any and all amendments thereto and restatements thereof, filed on behalf of the Partnership with the Recording Office as required under the Virginia UPA.

                  Terminating Capital Transaction: Any Capital Transaction involving all or substantially all of the then remaining Partnership Assets and/or any other transaction which will result in a dissolution of the Partnership.

                  Termination Date: December 31, 2096.

                  Unrealized Gain: As to any Partnership Asset, the Book Tax Gain, if any, that would be realized if such Partnership Asset were sold for its fair market value on the date of determination.

                  Unrealized Loss: As to any Partnership Asset, the Book Tax Loss, if any, that would be realized if such Partnership Asset were sold for its fair market value on the date of determination.
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                  Unrecovered Capital: As to any Partner, the aggregate Capital
Contributions of such Partner reduced, as and when made, by the previous distributions to such Partner pursuant to Section 6.6(a)(ii).

                  Virginia RULPA:  As defined in the Recitals.

                  Virginia UPA:  As defined in the Recitals.

                  Working Capital Reserve: The reserve for working capital established by the General Partner pursuant to Section 7.5.


2.  FORMATION; NAME; PLACE OF BUSINESS


         2.1 Formation of Partnership; Filing of Certificate and Statement of Registration

                  The General Partner has filed the Certificate and the Statement of Registration with the Recording Office. The General Partner and the Limited Partner hereby execute this Agreement for the purpose of continuing the existence of the Partnership, admitting the Limited Partner and establishing the rights, duties and relationship of the Partners. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file, with the appropriate office in that jurisdiction, a copy of the Certificate or the Statement of Registration as filed with the Recording Office or any other documents necessary for the Partnership to qualify to transact business and to establish and maintain the Partners' limited liability under the Virginia RULPA and the Virginia UPA. The Partners further agree and obligate themselves to execute, acknowledge and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate or the Statement of Registration as may be required, either by the Virginia RULPA or the Virginia UPA, by the laws of a jurisdiction in which the Partnership transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a registered limited liability partnership under the Virginia RULPA and the Virginia UPA.


         2.2  Name of Partnership

                  The name under which the Partnership shall conduct its business is "ET Sub - Meridian Limited Partnership, L.L.P." The business of the Partnership may be conducted under any other name permitted by the Virginia RULPA and the Virginia UPA that is deemed necessary or desirable by the General Partner, in its sole and absolute discretion, except that such other name may not include the name of any Limited Partner unless such is also the name of the General Partner. The General Partner promptly shall execute, file and record any assumed or fictitious name certificates required by the laws of the Commonwealth of Virginia or any jurisdiction in which the Partnership conducts business and shall take such other actions as the General Partner determines are required by the laws of the Commonwealth of Virginia, or any other jurisdiction in which the Partnership conducts business to use the name or names under which the Partnership conducts business.

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         2.3  Place of Business

                  The principal place of business of the Partnership shall be located at 101 East State Street, Suite 100, Kennett Square, Pennsylvania 19348. The General Partner may hereafter change the principal place of business of the Partnership to such other place or places within the United States as the General Partner may from time to time determine, in its sole and absolute discretion, provided that the General Partner shall give written notice thereof to the Limited Partners within 30 days after the effective date of any such change and, if necessary, shall amend the Certificate and the Statement of Registration in accordance with the applicable requirements of the Virginia RULPA and the Virginia UPA. The General Partner may, in its sole and absolute discretion, establish and maintain such other offices and additional places of business of the Partnership, either within or without the Commonwealth of Virginia, as it deems appropriate.


         2.4  Registered Office and Registered Agent

                  The street address of the registered office of the Partnership shall be 5511 Staples Mill Road, Richmond, Virginia 23228, and the Partnership's registered agent at such address shall be Mr. Edward R. Parker, Esq.


3.  PURPOSES AND POWERS OF PARTNERSHIP


         3.1  Purposes

                  The purposes of the Partnership shall be:

                  (a) to engage in the business of acquiring a fee or leasehold interest in and subleasing to licensed operators those skilled nursing facilities listed on Schedule 3.1 hereto,

                  (b) to acquire, hold, own, operate, manage, maintain, improve, repair, replace, reconstruct, sell, or otherwise dispose of and otherwise use the Partnership Assets, and

                  (c) to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes.


         3.2  Business

                  The business of the Partnership shall be:

                  (a) to acquire a fee or leasehold interest and sublease to licensed operators those skilled nursing facilities listed on Schedule 3.1 hereto,

                  (b) to acquire, hold, own, operate, manage maintain, improve, repair, replace, reconstruct, sell, or otherwise dispose of and otherwise use the Partnership Assets, and

                  (c) to enter into any lawful transaction and engage in any lawful activities in furtherance of the purposes of the Partnership.


         3.3  Powers

                  The Partnership shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the Partnership, including, without limitation, the following:

                  (a) to borrow (on a secured or unsecured basis) money and issue evidences of indebtedness, and to secure the same by mortgages, deeds of trust, security interests, pledges, or other liens on all or any part of the Partnership Assets;

                  (b) to secure and maintain insurance against liability or other loss with respect to the activities and assets of the Partnership (including, without limitation, insurance against liabilities under Section 7.10);

                  (c) to employ or retain such persons as may be necessary or appropriate for the conduct of the Partnership's business, including permanent, temporary, or part-time employees and independent attorneys, accountants, consultants, and contractors;

                  (d) to acquire, own, hold, maintain, use, lease, sublease, manage, operate, sell, exchange, transfer, or otherwise deal in assets and property as may be necessary or convenient for the purposes of the Partnership;


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                  (e) to incur expenses and to enter into, guarantee, perform, and carry out contracts, agreements, leases, subleases, and commitments of any kind, to assume obligations, and to execute, deliver, acknowledge, and file documents in furtherance of the purposes of the Partnership;

                  (f) to pay, collect, compromise, arbitrate, litigate, or otherwise adjust, contest, or settle any and all claims or demands of or against the Partnership;

                  (g) to establish and maintain one or more bank accounts in the name of the Partnership at such banks as may be selected by the General Partner, to deposit in such account(s) the funds received from time to time by or on behalf of the Partnership, and to pay the debts, expenses, and obligations of the Partnership by checks drawn on such accounts and signed by the General Partner or by such other signatory as the General Partner shall designate;

                  (h) to invest in interest-bearing accounts and short-term investments, including, without limitation, obligations of federal, state, and local governments and their agencies, mutual funds (including money market funds), commercial paper, time deposits, and certificates of deposit of commercial banks, savings banks, or savings and loan associations; and

                  (i) to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and obligations may be lawfully engaged in or performed by a limited partnership under the Virginia RULPA.


4.  TERM OF PARTNERSHIP

                  The Partnership commenced on the date upon which the Certificate is duly filed with the Recording Office and shall continue until the Termination Date, unless dissolved and liquidated before the Termination Date in accordance with the provisions of Section 12.


5.  CAPITAL


         5.1  Capital Contribution of the General Partner

                  As of the date of this Agreement, the General Partner has made a Capital Contribution to the Partnership with an Agreed Value as set forth on Schedule A. Except to the extent required under the Virginia RULPA, the General Partner shall not be required to make any additional Capital Contributions to the Partnership.

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         5.2  Capital Contributions of Limited Partners

                  As of the date of this Agreement, the Limited Partner has made a Capital Contribution to the Partnership with an Agreed Value as set forth opposite its name on Schedule A. Upon its admission to the Partnership, each additional Limited Partner shall make a Capital Contribution to the Partnership with an Agreed Value as determined by the General Partner and agreed to by such Limited Partner. The Limited Partners shall not be required to make any Capital Contributions to the Partnership other than as set forth in this Section 5.2 or to the extent required under the Virginia RULPA.


         5.3  Capital Accounts

                  A separate Capital Account shall be established and maintained for each Partner in all events in accordance with the rules of Regulations
Section 1.704-1(b)(2)(iv), as amended from time to time.


         5.4  No Interest on Capital Contributions or Amounts in Capital Account

                  No Partner shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.


         5.5  Liability of Limited Partners

                  Except as provided in the Virginia RULPA, no Limited Partner shall be liable personally for the obligations of the Partnership.


         5.6  Return of Capital

                  Except upon the dissolution of the Partnership or as may be specifically provided in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Account or its contributions to the capital of the Partnership.


6. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS OF CASH FLOW AND CERTAIN PROCEEDS


         6.1  Certain Definitions

                  "Cash Flow" shall mean and refer to the sum of the following:

                  (i) the taxable income (or loss) of the Partnership for federal income tax purposes as shown on the books of the Partnership for the period for which such determination is being made, excluding taxable income, gain, or loss from any Terminating Capital Transactions, increased by (A) the amount of cost recovery, depreciation, or amortization deductions or similar deductions in lieu thereof deductible by the Partnership in computing such taxable income, and any other non-cash accruals deductible in determining federal taxable income or loss, for such period, and (B) any non-taxable income or receipts of the Partnership for such period (including, without limitation, any amounts received during such period that were included in taxable income in a prior period and the proceeds of any loans to the Partnership) except Capital Contributions to the Partnership pursuant to Section 5; and reduced by (AA) payments from the sum of the foregoing upon the principal of any loan to the Partnership, (BB) expenditures from the sum of the foregoing for the acquisition, improvement, development, or replacement of property not financed through Capital Contributions to the Partnership or any reserves previously set aside by the Partnership for such purposes, and for the payment of items attributable to the acquisition, improvement, development, or replacement of property which are not deductible in determining federal taxable income when paid, and (CC) any amounts included in determining gross income for such period that were not received by the Partnership during such period.

                  (ii) any other funds (including amounts previously set aside as reserves by the General Partner if and to the extent the General Partner no longer regards such reserves as reasonably necessary in the efficient conduct of the business of the Partnership) deemed available for distribution and designated as Cash Flow by the General Partner.

                  "Net Proceeds of a Capital Transaction" means the proceeds received by the Partnership in connection with a Capital Transaction, after (i) the payment of all costs and terminating expenses of any kind or nature incurred by the Partnership in connection with such Capital Transaction, (ii) the utilization of any such proceeds in connection with the discharge of debts and other obligations of the Partnership (including any loans to the Partnership made by Partners and any accrued but unpaid interest thereon) required or intended (as determined by the General Partner, in its sole and absolute discretion) to be discharged with the proceeds of such Capital Transaction, and
(iii) the retention of such proceeds or a portion of such proceeds in connection with creation of or addition to a reserve established pursuant to Section 6.6 (as determined by the General Partner in its sole and absolute discretion). "Net Proceeds of an Interim Capital Transaction" and "Net Proceeds of a Terminating Capital Transaction" mean the amount of Net Proceeds received by the Partnership with respect to an Interim Capital Transaction or a Terminating Capital Transaction, as the case may be.

                  "Percentage Interests" Percentage Interests of the General Partner and the Limited Partners are as follows:

                           General Partner  --  1% percent

                           Limited Partners --  99% percent


         6.2  Allocation of Net Income or Net Loss

                  (a) Subject to Section 6.7, the Net Income of the Partnership, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Partners (after reducing their Capital Accounts for all Cash Flow distributed during such Fiscal Year or to be distributed with respect to such Fiscal Year) shall be allocated to the Partners, pro rata, in proportion to their Percentage Interests.

                  (b) Subject to Section 6.7, the Net Loss of the Partnership, if any, for each Fiscal Year during the term of this Agreement shall be allocated to the Partners in proportion to their Percentage Interests.


         6.3  Allocation of Gains and Losses from Capital Transactions

                  (a) Subject to Section 6.7, any Book Tax Gain of the Partnership resulting from a Capital Transaction shall be allocated to the Partners, pro rata, in proportion to their Percentage Interests.

                  (b) Subject to Section 6.7, any Book Tax Loss of the Partnership resulting from a Capital Transaction shall be allocated to the Partners in proportion to their Percentage Interests.


         6.4 Allocation of Income and Loss With Respect to Partnership Interests Transferred

                  If any Partnership Interest is transferred during any Fiscal Year, the Net Income or Net Loss attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated proportionately between the transferor and the transferee based upon the number of days during such calendar year for which each party was the owner of the interest transferred. Notwithstanding any provision herein to the contrary, any Book Tax Gain or Book Tax Loss of the Partnership realized in connection with a Capital Transaction shall be allocated only to Persons who are holders of Partnership Interests as of the date such Capital Transaction occurs.

         6.5  Distributions of Cash Flow

                  (a) Cash Flow of the Partnership shall be determined for each Fiscal Year. Cash Flow as so determined shall be distributed in cash to the Partners as follows and in proportion to their Percentage Interests.

                  Distributions of Cash Flow made within the first seventy-five
(75) days of a subsequent Fiscal Year and designated by the General Partner as made with respect to the immediately prior Fiscal Year shall be considered made with respect to such prior Fiscal Year for purposes of this Section 6.5(a) and Sections 6.2 and 6.3.

                  (b) Cash Flow, if any, shall be distributed at least quarterly within thirty (30) days after the end of each calendar quarter, commencing with the calendar quarter ending September 30, 1998. Cash Flow also may be distributed, in the sole and absolute discretion of the General Partner, at such other time or times during any Fiscal Year in anticipation of the year-end determination thereof, and such distributions shall be subject to year-end adjustment. The Partners agree that, within thirty (30) days after determination by the Partnership that an overpayment was made to any Partner for any Fiscal Year pursuant to this Section 6.5, such Partner shall repay, allow as a credit against future distributions, or make such other adjustments as the General Partner determines to be appropriate to remedy such overpayment. Likewise, appropriate adjustment shall be made to remedy any underpayment.


         6.6 Distribution of Proceeds from Capital Transactions; Liquidation Distributions

                  (a) The Net Proceeds of an Interim Capital Transaction shall be distributed to the Partners in accordance with the Partners' Percentage Interests.

                  (b) The Net Proceeds of a Terminating Capital Transaction and any other remaining assets of the Partnership to be distributed to the Partners in connection with dissolution and liquidation of the Partnership pursuant to
Section 11, after payment of all debts and liabilities of the Partnership (including, without limitation, all amounts owing to a Partner under this Agreement (other than this Section 0) or under any agreement between the Partnership and a Partner entered into by the Partner other than in its capacity as a Partner in the Partnership), the payment of expenses of liquidation of the Partnership, and the establishment of a reasonable reserve (including, without limitation, an amount estimated by the General Partner to be sufficient to pay any amount reasonably anticipated to be required to be paid pursuant to Section 7.9), shall be distributed to the Partners, pro rata, in accordance with their respective Percentage Interests. Distributions pursuant to this Section 6.6(b) shall be made by the end of the Fiscal Year in which such Terminating Capital Transaction occurs or, if later, within ninety (90) days of such Terminating Capital Transaction.

                  (c) Notwithstanding any provision in this Section 6.6 to the contrary, in the event that the Net Proceeds of the Terminating Capital Transaction are to be paid to the Partnership in more than one installment, each such installment (including any interest thereon) shall be allocated among the Partners in accordance with their respective "Installment Percentages". The "Installment Percentage" of each Partner shall be (i) the aggregate amount of cash that would have been distributed to that Partner under this Section 6.6 had the Net Proceeds of the Terminating Capital Transaction been paid in one lump sum divided by (ii) the total Net Proceeds that would have been distributed to all of the Partners under that Section.


         6.7  Special Allocation Rules

                  The following allocation rules shall apply notwithstanding any other provisions of Sections 6.2 and 6.3, and the other provisions of Sections
6.2 and 6.3 shall be applied only after giving effect to the following rules. In the event there is a conflict between any of the following rules, the earlier listed rule shall govern.

                  (a) If in any Fiscal Year there is a net increase during such year in the amount of Minimum Gain attributable to Partner Nonrecourse Debts, the Partner(s) that bear the economic risk of loss with respect thereto (within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1)) shall be specially allocated items of Partnership loss or deduction in an amount equal to the excess of (i) the amount of such net increase, over (ii) the aggregate amount of any distributions during such Fiscal Year to such Partner(s) of the proceeds of such debt that are allocable to such increase in Minimum Gain. Items to be so allocated shall be determined in accordance with Regulations section 1.704-1T(b)(4)(iv)(h).

                  (b) If in any Fiscal Year there is a net decrease in the Partnership's Minimum Gain attributable to Nonrecourse Liabilities during such Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the greater of the following:

                           (i) the portion of such Partner's share of the net
decrease in such Minimum Gain during such Fiscal Year (as such share is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(f)) that is allocable to the disposition of Partnership property subject to one or more Nonrecourse Liabilities (as such allocable portion is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(e)(2)); or

                           (ii) such Partner's Excess Negative Balance at the
end of such Fiscal Year (determined before any allocation for such Fiscal Year of any items of income, gain, loss, or deduction described in section 705(a)(2)(B) of the Code).

                  Items to be so allocated shall be determined and the allocation made in accordance with Regulations section 1.704-1T(b)(4)(iv)(e).

                  (c) If in any Fiscal Year there is a net decrease in the Partnership's Minimum Gain attributable to Partner Nonrecourse Debts during such Fiscal Year, the Partner(s) that bear the economic risk of loss with respect to such Partner Nonrecourse Debts (within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1)) shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the greater of the following:

                           (i) the net decrease in such Minimum Gain during such
Fiscal Year that is allocable to the disposition of Partnership property subject to one or more Partner Nonrecourse Debts (as such allocable portion is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(h)(6)); or

                           (ii) such Partner's (Partners') Excess Negative
Balance at the end of such Fiscal Year (determined before any allocation for such Fiscal Year of any items of income, gain, loss, or deduction described in section 705.1.(2)(B) of the Code).

                  Items to be so allocated shall be determined and the allocation made in accordance with Regulations section 1.704-1T(b)(4)(iv)(h)(6).

                  (d) For purposes of allocating Partnership Nonrecourse Liabilities among the Partners pursuant to Regulations section
1.752-1T(a)(2)(i), the respective interests of the Partners in Partnership profits shall be equal to their respective Percentage Interests.

                  (e) A Partner shall not be allocated any amount of deduction or loss (including Net Loss and Book Tax Loss) to the extent such allocation would give rise to or increase an Excess Negative Balance in such Partner's Capital Account.

                  (f) In the event a Partner receives with respect to a Fiscal Year an adjustment, allocation, or distribution described in subparagraphs (4),
(5), and (6) of Regulations section 1.704-1(b)(2)(ii)(d) that results in such Partner having an Excess Negative Balance in its Capital Account, such Partner shall be allocated for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) items of income or gain in an amount and manner sufficient to eliminate such Excess Negative Balance as promptly as possible, as provided in Regulations section 1.704-1(b)(2)(ii)(d).

                  (g) In the event that any fees, interest, or other amounts paid to a Partner or affiliate of a Partner pursuant to the Agreement or to any agreement between the Partnership and the Partner or affiliate providing for the payment of such amounts, and deducted by the Partnership, whether in reliance on sections 162, 163, 707(a), and/or 707(c) of the Code or otherwise, on its federal income tax return are disallowed as deductions to the Partnership in or with respect to the Fiscal Year for which such amounts are claimed and are treated as Partnership distributions, then:

                           (i) the Net Income or Net Loss, as the case may be,
for the Fiscal Year in or with respect to which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such deduction that is so disallowed and treated as a Partnership distribution; and

                           (ii) there shall be allocated to the Partner who
received (or whose affiliate received) such payments, prior to the allocations pursuant to Sections 6.2(a) and 6.3(b), an amount of gross income of the Partnership for the Fiscal Year in or with respect to which such claimed deduction was disallowed, equal to the amount of such deduction that was so disallowed and treated as a Partnership distribution.

                  (h) Except as otherwise specifically provided in this Agreement and as provided in the next sentence below, the distributive share of a Partner of each specific deduction and item of income, gain, loss, and credit of the Partnership for federal income tax purposes for any Fiscal Year shall be the same as such Partner's proportionate share (determined as set forth in Section 6.2 and 6.3) of Net Income, Net Loss, Book Tax Gain, or Book Tax Loss, as the case may be, for such Fiscal Year. Notwithstanding the foregoing, any income recognized pursuant to sections 1245 and 1250 of the Code and any investment credit recapture recognized pursuant to section 47 of the Code shall be allocated among the Partners in the same proportions as the depreciation deductions and investment credits giving rise to such income or recapture were allocated among such Partners and their respective predecessors in interest.

                  (i) It is the intent of the Partners that each Partner's distributive share of income, gain, loss, and credit (or items thereof) shall be determined and allocated in each Fiscal Year in accordance with this Section 6.7 to effect the distributions in the manner contemplated by Sections 6.5 and 6.6 to the extent permitted by Code section 704(b) and the applicable Regulations. In order to achieve the contemplated distributions provided for in Sections 6.5 and 6.6, the General Partner is authorized and directed to allocate income, gain, loss, and credit (or items thereof) with respect to any Fiscal Year in a manner different from that otherwise provided for in this Section 6.7 if, and to the extent that, allocating income, gain, loss, and credit (or items thereof) in a manner provided for in this Section 6.7 either would not achieve the intended economic result desired by the Partners or would not be respected under Code section 704(b) (referred to as a "new allocation"). The General Partner is authorized to make a new allocation under this Section 6.7(i) only after having determined both (i) that the new allocation either more accurately effects the distributions contemplated by the Partners as set forth in Section 6.5 and 6.6 or is not inconsistent with those distributions and (ii) that the new allocation will not have a material adverse effect on the economic interests of the Partners (including, without limitation, causing them to recognize income that they would not otherwise be required to recognize or to lose the benefit of deductions that they otherwise would have been permitted to recognize). New allocations by the General Partner in accordance with this Section 6.7(i) shall not require the consent of the other Partners.

         6.8 Contributed Property; Revaluations Pursuant to Section 704(b) Regulations

                  In the event that any property contributed to the Partnership or revalued pursuant to the provisions of Regulations section 1.704-1(b)(2)(iv)(f) has a Carrying Value that differs from the Adjusted Basis of such property at the time of its contribution or revaluation, any income, depreciation, gain, or loss with respect to such property shall, solely for tax purposes, be allocated among the Partners in a manner that takes such difference into account and is consistent with Code section 704(c), the Regulations thereunder, and Regulations section 1.704-1(b)(2)(iv)(f)(4), 1.704-1(b)(2)(iv)(g), and 1.704-1(b)(4)(i). The allocations made pursuant to this Section 6.8 shall be made solely for tax purposes and shall not affect or in any way be taken into account in computing any Partner's Capital Account or share of Net Income, Net Loss, Book Tax Gain, Book Tax Loss, or other allocations or distributions under this Agreement.


         6.9  Withholding Taxes and Reporting Obligations.

                  (a) The Partnership is authorized and directed to withhold from or pay on behalf of any Partner the amount of federal, state, local, or foreign taxes that General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Partnership pursuant to section 1441, 1442, 1445, or 1446 of the Code. Any amount so withheld or paid on behalf of a Partner shall constitute an advance by the Partnership to such Partner that shall be secured by the Partner's Partnership Interest. An advance to a Partner pursuant to this Section 6.9(a) shall be repaid to the Partnership, in whole or in part, as reasonably determined by General Partner in its sole discretion, either (i) out of any distributions from the Partnership which the Partner may be or become entitled to receive, or (ii) by the Partner in cash upon demand by the Partnership.

                  (b) The Partners agree to cooperate fully with all efforts of the Partnership to comply with its tax withholding and information reporting obligations and to provide the Partnership with such information as General Partner may reasonably request from time to time in connection with such obligations. Any Partner or permitted transferee of a Partnership Interest that fails to comply with this Section 6.9(b) shall be liable to the Partnership for the amount of any taxes, penalties, and interest for which the Partnership becomes liable as a result of any such failure.


7.  MANAGEMENT


         7.1  Management and Control of Partnership Business

                  Except as otherwise expressly provided or limited by the provisions of this Agreement, the General Partner shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. The General Partner shall use reasonable efforts to carry out the purposes of the Partnership and shall devote to the management of the business and affairs of the Partnership such time as the General Partner, in its reasonable discretion, shall deem to be reasonably required for the operation thereof. Except as otherwise expressly set forth in this Agreement, the Limited Partners shall not have any authority, right, or power to bind the Partnership, or to manage or control, or to participate in the management or control of, the business and affairs of the Partnership in any manner whatsoever.


         7.2  Powers of General Partner

                  Subject to the limitations of Section 7.4, the General Partner (acting on behalf of the Partnership) shall have the right, power, and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, deemed by the General Partner to be necessary or appropriate to effectuate the purposes of the Partnership. The power and authority of the General Partner pursuant to this Agreement shall be liberally construed to encompass all acts and activities in which a partnership may engage under the Virginia RULPA and the Virginia UPA. The power and authority of the General Partner shall include, without limitation, the power and authority on behalf of the Partnership:

                  (a) to do any acts or things that the Partnership has power to do pursuant to Section 3.3;

                  (b) to purchase and maintain, in its sole and absolute discretion and at the expense of the Partnership, liability, indemnity, and any other insurance, sufficient to protect the Partnership, the General Partner, its officers, directors, employees, agents, and Affiliates, or any other Person, from those liabilities and hazards which may be insured against in the conduct of the business and the management of the business and affairs of the Partnership;

                  (c) to make, execute, assign, acknowledge, and file on behalf of the Partnership any and all documents or instruments of any kind which the General Partner may deem necessary or appropriate in carrying out the purposes of the Partnership, including, without limitation, powers or attorney, agreements of indemnification, sales contracts, deeds, options, loan obligations, mortgages, deeds of trust, notes, documents, or instruments of any kind or character, and amendments thereto (and no person, firm or corporation dealing with the General Partner shall be required to determine or inquire into the authority or power of the General Partner to bind the Partnership or to execute, acknowledge, or deliver any and all documents in connection therewith); and

                  (d) To possess and exercise any additional rights and powers of a general partner under the partnership laws of Virginia (including, without limitation, the Virginia RULPA and the Virginia UPA) and any other applicable laws, to the extent not inconsistent with this Agreement.


         7.3  Power of Attorney

                  (a) In furtherance of the foregoing, each of the Limited Partners hereby irrevocably makes, constitutes, appoints and empowers the General Partner, and the President, any Vice President and the Treasurer of the General Partner, and any successor of the General Partner as general partner of the Partnership, acting singly or jointly, in each case with full power of substitution, such Limited Partner's true and lawful agent and attorney-in-fact, with full power and authority in such Limited Partner's name, place and stead and for such Limited Partner's use and benefit, to make, execute, verify, consent to, acknowledge, swear to, make oath as to, publish, file and/or record all instruments and documents, and to take all such actions, necessary or advisable in connection with carrying out the intention and purposes and terms of this Agreement, including, without limitation, executing, acknowledging, swearing to, filing and/or recording the following:

                            (i) any and all amendments to this Agreement and the
Certificate that may be required by this Agreement or the laws of the Commonwealth of Virginia, including, without limitation, amendments necessary or advisable to effect the admission to the Partnership of additional Partners.

                            (ii) any certificate of dissolution or cancellation
of the Certificate that may be necessary to effectuate the dissolution and termination of the Partnership pursuant to the provisions hereof;

                            (iii) any business certificate, any assumed or
fictitious name certificate, any certificate of limited partnership, any amendment thereto, or other instrument or document of any kind necessary to accomplish the purposes of the Partnership, to give effect to the provisions of this Agreement and to preserve the character of the Partnership as a limited partnership;

                            (iv) any instrument required to continue the
business of the Partnership pursuant to Section 11.3; and

                            (v) all other instruments as the attorney-in-fact
may deem necessary or desirable fully to carry out the provisions of this Agreement in accordance with its terms.

                  The execution and delivery by said attorney-in-fact of any such agreements, amendments, consents, certificates or other instruments shall be conclusive evidence that such execution and delivery was authorized hereby.

                  (b) No person designated as an attorney-in-fact in this
Section 0 shall take any action as an attorney-in-fact for any Limited Partner which would in any way increase the liability of the Limited Partner beyond the liability expressly set forth in this Agreement or reduce the Percentage Interest of the Limited Partner without the prior written consent of such Limited Partner.

                  (c) The foregoing appointment by each Limited Partner of the General Partner as attorney-in-fact shall be deemed to be a Special Power of Attorney coupled with an interest in recognition of the fact that each Partner under this Agreement will be relying upon the power of the General Partner to act pursuant to this power of attorney for the orderly administration of the affairs of the Partnership. The foregoing power of attorney is irrevocable and shall survive the death or insanity of any Partner who is an individual or (in the case of any Limited Partner which is not an individual) the dissolution, liquidation or termination of each Limited Partner, and the assignment by any Limited Partner of the whole or any part of such Limited Partner's Partnership Interest.


         7.4  Limitation on Authority of the General Partner

                  Notwithstanding anything in this Agreement to the contrary, the General Partner shall not without the prior written consent of the holders of a majority of the Percentage Interests of the Limited Partners cause or permit the Partnership to:

                  (a) dissolve and wind-up the affairs of the Partnership, except as provided in Section 11;

                  (b) merge or consolidate with any other partnership or other entity;

                  (c) sell, assign, lease or otherwise dispose of twenty percent (20%) or more of the Partnership Assets;

                  (d) enter into any transaction the effect of which would be to increase the fair market value (exclusive of encumbrances) of assets owned by the Partnership by twenty percent (20%) or more; or

                  (e) modify the terms of its Limited Liability Company Agreement dated as of August 7, 1998.


         7.5  [INTENTIONALLY DELETED]


         7.6  Other Activities of Partners

                  Any Partner may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the Partnership. No Partner or Affiliate thereof shall incur any liability to the Partnership as a result of such Partner's or Affiliate's pursuit of such other business interest, ventures and competitive activity, and neither the Partnership nor the other Partners shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.


         7.7  Transactions with General Partner or Affiliates

                  The Partnership is expressly permitted in the normal course of its business to enter into transactions with the General Partner or with any Affiliate of the General Partner provided that the price and other terms of such transactions are fair to the Partnership and that the price and other terms of such transactions are not less favorable to the Partnership than those generally prevailing with respect to comparable transactions between unrelated parties.

         7.8  [INTENTIONALLY DELETED]


         7.9 Liability of General Partner and Affiliates to Partnership and Limited Partners

                  Neither the General Partner nor any of its Affiliates shall be liable to the Partnership or to the Limited Partners for any losses sustained or liabilities incurred as a result of any act or omission of any of such Persons, unless such Person: (i) failed to account to the Partnership and hold as trustee for it any property, profit or benefit derived by such Person in the conduct and winding up of the Partnership business or derived from a use by such Person of Partnership property, including the appropriation of a Partnership opportunity;
(ii) dealt with the Partnership in the conduct or winding up of the Partnership business as or on behalf of a party having an interest adverse to the Partnership; (iii) competed with the Partnership in the conduct of the Partnership business before the dissolution of the Partnership; or (iv) engaged in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law in the conduct and winding up of the Partnership business; provided, however, that neither the General Partner nor any of its Affiliates shall be deemed to have violated the duties or obligations of such Person under the Virginia RULPA or this Agreement merely because such Person's conduct furthers such Person's own interest.


         7.10 Limitation on Liability of General Partner and Affiliates; Indemnification

                  Except as provided in the Virginia RULPA and the Virginia UPA, neither the General Partner nor any of its Affiliates shall be, solely by reason of being the General Partner or an Affiliate of the General Partner, liable, directly or indirectly, including by way of indemnification, contribution, assessment or otherwise, for debts, obligations or liabilities of, or chargeable to, the Partnership, whether sounding in tort, contract or otherwise.

                  The Partnership shall indemnify and hold harmless the General Partner, its Affiliates and any officers, employees or agents of the Partnership (individually, in each case, an "Indemnitee"), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether threatened, pending or completed and whether civil, criminal, administrative, arbitrative or investigative, including, without limitation, any appeal to any such claim, demand, action, suit or proceeding and any inquiry or investigation that could lead to such claim, demand, action, suit or proceeding, arising out of or incidental to the ordinary course of business of the Partnership or the preservation of its business or properties and in which any such Indemnitee may be, or may have been, involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it (i) is or was the General Partner, an Affiliate of the General Partner or an officer, employee or agent of the Partnership or (ii) is or was serving at the request of the Partnership as a director, officer, member, general or limited partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, joint venture, partnership, limited partnership, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the Virginia RULPA, regardless of whether the Indemnitee continues to be the General Partner, an Affiliate of the General Partner or an officer, employee or agent of the Partnership, at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee for any breach of the Indemnitee's duties to the Partnership or its Limited Partners as set forth in Section 7.1 hereof. Any right of an Indemnitee under this
Section 7.10 shall be a contract right and as such shall run to the benefit of such Indemnitee. Any repeal or amendment of this Section 7.10 shall be prospective only and shall not limit the rights of any such Indemnitee or the obligations of the Partnership with respect to any claim arising from or related to the status or the services of such Indemnitee in any of the foregoing capacities prior to any such repeal or amendment to this Section 7.10. Such right shall include the right to be paid by the Partnership expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Virginia RULPA. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Partnership within sixty (60) days after a written claim has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Virginia RULPA, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the Indemnitee is permissible in the circumstances nor an actual determination by the Partnership that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Indemnitee, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, resolution, agreement or otherwise. If authorized by the General Partner, the Partnership may purchase and maintain insurance on behalf of any Indemnitee to the full extent permitted by the Virginia RULPA.

         7.11  No Management by Limited Partners

                  No Limited Partner shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. In the event any laws, rules or regulations applicable to the Partnership, or to its sale or issuance of interests in the Partnership, require a Limited Partner, or any group or class thereof, to have certain rights, options, privileges or consents not granted by the terms of this Agreement, then such Limited Partners shall have and enjoy such rights, options, privileges and consents so long as (but only so long as) the existence thereof does not result in a loss of the limitation on liability enjoyed by the Limited Partners under the Delaware RULPA or the applicable laws of any other jurisdiction.


8.  BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR


         8.1  Bank Accounts

                  All funds of the Partnership shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks, as shall be designated by the General Partner from time to time, and the General Partner shall arrange for the appropriate conduct of such account or accounts.


         8.2  Books and Records

                  The General Partner shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the Partnership. Such books and accounts shall be prepared on the accrual basis of accounting. For any proper purpose, the Limited Partners, or their respective designees, shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at their expense.


         8.3  Financial Statements and Information

                  (a) All financial statements prepared pursuant to this Section
8.3 shall be accurate and complete in all material respects, shall present fairly the financial position and operating results of the Partnership, and shall be prepared on the accrual basis as provided in Section 8.2 for each Fiscal Year of the Partnership during the term of this Agreement.

                  (b) Within 45 days after the end of each quarterly period (the "Fiscal Quarter") of each Fiscal Year, commencing with the first full Fiscal Quarter after the date of this Agreement, the General Partner shall prepare and submit or cause to be prepared and submitted to the Limited Partners an unaudited statement of profit and loss for the Partnership for such Fiscal Quarter and an unaudited balance sheet of the Partnership dated as of the end of such Fiscal Quarter, in each case prepared in accordance with generally accepted accounting principles.

                  (c) Within 90 days after the end of each Fiscal Year during the term of this Agreement, the General Partner shall prepare and submit or cause to be prepared and submitted to the Limited Partners (i) an audited balance sheet, together with audited statements of profit and loss, Partners' equity and changes in financial position for the Partnership during such Fiscal Year; (ii) a report of the activities of the Partnership during the Fiscal Year.

                  (d) The General Partner shall provide to the Limited Partners such other reports and information concerning the business and affairs of the Partnership as may be required by the Virginia RULPA or by any other law or regulation of any regulatory body applicable to the Partnership.


         8.4  Accounting Decisions

                  All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.


         8.5  Where Maintained

                  The books, accounts and records of the Partnership at all times shall be maintained at the Partnership's principal office or, at the option of the General Partner, at the principal place of business of the General Partner.


         8.6  Tax Returns

                  The General Partner shall, at the expense of the Partnership, cause to be prepared and delivered to the Partners, in a timely fashion after the end of each Fiscal Year, copies of all federal and state income tax returns for the Partnership for such Fiscal Year, one copy of which shall be filed by the General Partner. Such returns shall be prepared on the accrual basis, and shall accurately reflect the results of operations of the Partnership for such Fiscal Year. The General Partner is designated as the "tax matters partner" (as defined in the Code) of the Partnership and is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in connection with the conduct of such proceedings; provided, however, that in no event shall any Limited Partner be required to do or refrain from doing anything which would cause such Limited Partner to be deemed a general partner of the Partnership.

         8.7  Federal Income Tax Elections

                  If there is a distribution of any Partnership Assets or other property as described in section 734 of the Code, or if there is a transfer of an interest in the Partnership as described in Section 743 of the Code, then, upon the request of any Partner, the General Partner shall cause the Partnership to file a Section 754 Election.


         8.8  Fiscal Year

                  The Fiscal Year of the Partnership for financial and Federal, state and local income tax purposes shall initially be the calendar year. The General Partner shall have authority to change the beginning and ending dates of the Fiscal Year if the General Partner, in its sole and absolute discretion, deems such change to be necessary or appropriate to the business of the Partnership, and the General Partner shall give written notice of any such change to the Limited Partners within thirty (30) days after the occurrence thereof.


9.  TRANSFER OF INTERESTS


         9.1  Transfer

                  (a) The term "transfer", when used in this Section 9 with respect to a Partnership Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage, or hypothecation of or granting of a security interest in a Partnership Interest in connection with any financing obtained on behalf of the Partnership.

                  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Section 9. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Section 9 shall be null and void.

         9.2  Transfer of Interest of General Partner

                  If the General Partner desires to sell or transfer all or any portion of such General Partner's Partnership Interest as a general partner to a Person who is not a General Partner, such transfer shall be permitted if (and only if):

                  (a) such transfer (i) would not violate the then applicable Federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions and any other governmental authorities with jurisdiction over such disposition, (ii) would not result in the Partnership being classified for federal income tax purposes as an "association taxable as a corporation" rather than as a partnership, (iii) would not prejudice or affect the continuity of the Partnership for the purposes of section 708 of the Code, and (iv) would not affect the Partnership's existence as a limited partnership under the Delaware RULPA.

                  (b) a successor General Partner is admitted to the Partnership in accordance with Section 10.2; and

                  (c) such transfer and the admission of the transferee as a General Partner of the Partnership is approved by Limited Partners whose Percentage Interests represent a majority of the total Percentage Interests of all Limited Partners.


         9.3  Transfer of Interest of Limited Partner

                  If a Limited Partner desires to transfer all or any portion of its Partnership Interest as a limited partner such transfer shall be permitted if (and only if):

                  (a) such transfer (i) would not violate the then applicable federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions and any other governmental authorities with jurisdiction over such disposition, (ii) would not result in the Partnership being classified for federal income tax purposes as an "association taxable as a corporation" rather than as a partnership, (iii) would not prejudice or affect the continuity of the Partnership for the purposes of
Section 708 of the Code, and (iv) would not affect the Partnership's existence as a limited partnership under the Delaware RULPA; and

                  (b) the transferee is admitted as a limited partner of the Partnership in accordance with Section 10.1.


         9.4  Right to Purchase Interest of General Partner

                  Upon the termination of the employment of Edward B. Romanov, Jr. as an officer of ElderTrust, a Maryland real estate investment trust, for any reason (including, but not limited to, death, disability or voluntary separation), ElderTrust Operating Limited Partnership (or its successors, assigns or designee(s)) will have the right to purchase the General Partner's Partnership Interest for cash within the later of (x) sixty (60) days after the date of his termination and (y) thirty (30) days after his successor is elected or appointed. The purchase price of the General Partner's Partnership Interest will be the fair market value of the General Partner's Partnership Interest, as agreed to between ElderTrust Operating Limited Partnership and the General Partner (or if they cannot agree, as determined by a national accounting firm selected by ElderTrust Operating Limited Partnership and the General Partner).


10. ADMISSION OF ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS; REMOVAL OF GENERAL PARTNER

         10.1  [INTENTIONALLY DELETED]


         10.2  Admission of a Successor General Partner

                  A transferee of all or any portion of the Partnership Interest of the General Partner pursuant to Section 9.2 shall be admitted to the Partnership as a General Partner (in the place, in whole or in part, of the transferor or former General Partner), effective as of the date that an amendment of the Certificate, adding the name of such successor General Partner and other required information, is recorded pursuant to Section 2.1 (which date, in the event the successor General Partner is in the place in whole of the transferor or former General Partner, shall be contemporaneous with the withdrawal of such transferor or former General Partner), and upon receipt by the Partnership of all of the following:

                  (a) the successor General Partner's acceptance of, and agreement to be bound by, all of the terms and provisions of this Agreement, in form and substance satisfactory to the Partnership;

                  (b) evidence of the authority of such successor General Partner to become a General Partner and to be bound by all of the terms and conditions of the Agreement;

                  (c) the written agreement of the successor General Partner to continue the business of the Partnership in accordance with the terms and provisions of the Agreement; and

                  (d) such other documents or instruments as may be required in order to effect the admission of the successor General Partner as a General Partner under this Agreement.

         10.3  Withdrawal of General Partner

                  The General Partner may withdraw from the Partnership only upon a transfer of all of such General Partner's Partnership Interest as a General Partner in accordance with Section 9. The General Partner shall have no liability to the Partnership or the Partners on account of any withdrawal in accordance with the terms of this Section 10.3.


         10.4  Withdrawal of Limited Partner

                  A Limited Partner may withdraw from the Partnership at any time upon a transfer of all of such Limited Partner's Partnership Interest as a Limited Partner in accordance with Section 9.


         10.5  Removal of General Partner

                  (a) The General Partner may be removed as a general partner of the Partnership for "cause" (as hereinafter defined), upon the affirmative vote of Limited Partners whose Percentage Interests represents more than 50% of the total Percentage Interests of all Limited Partners. Any such action by the Limited Partners must also provide for the election of a successor General Partner and shall become effective only upon the admission of the successor General Partner pursuant to Section 10.2. As used herein, "cause" shall mean actual fraud, negligence, bad faith or willful misconduct.

                  (b) Written notice of removal of the General Partner pursuant to this Section 10.5 shall be provided to the General Partner at the address set forth on Schedule A.

                  (c) Notwithstanding Section 10.5(a), the General Partner may not be removed pursuant to Section 10.5(a) until such time as the Partnership shall have received an opinion of legal counsel that the removal (i) may be taken without the concurrence of all Partners, (ii) would not cause the loss of limited liability of the Limited Partners under this Agreement, and (iii) would not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

                  (d) In the event the General Partner is removed pursuant to this Section 10.5, within 30 days after the Business Day on which such withdrawal becomes effective:

                           (i) if the General Partner had a positive balance in
its Capital Account as of the effective date of its withdrawal, it shall be entitled to receive cash in an amount equal to such positive balance; or

                           (ii) if the General Partner had a negative balance in
its Capital Account as of the effective date of its withdrawal, it shall be required to pay to the Partnership an amount equal to such negative balance.

                  (e) Any successor General Partner elected pursuant to Section 10.5(a) shall, at the effective date of its admission to the Partnership as the General Partner, make a Capital Contribution to the Partnership in an amount equal to $20,000.


11.  DISSOLUTION AND LIQUIDATION


         11.1  No Dissolution

                  The Partnership shall not be dissolved by the admission of additional Partners.


         11.2  Events Causing Dissolution

                  The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

                  (a) The election in writing of the General Partner and the holders of 66-2/3% of the Percentage Interests of the Limited Partners to dissolve and wind up the affairs of the Partnership;

                  (b) The sale or other disposition by the Partnership of all or substantially all of the Partnership Assets and the collection of all amounts derived from any such sale other disposition, including all amounts payable to the Partnership under any promissory notes or other evidences of indebtedness taken by the Partnership in connection with such sale or other disposition (unless the General Partner shall elect to distribute such indebtedness to the Partners in liquidation);

                  (c) the "Bankruptcy" (as hereinafter defined) of a General Partner;

                  (d)      the Termination Date; or

                  (e) The occurrence of any event that, under the Virginia RULPA, would cause the dissolution of the Partnership or that would make it unlawful for the business of the Partnership to be continued.

                  For the purposes of this Agreement, the term "Bankruptcy" shall mean, and the General Partner shall be deemed "Bankrupt" upon, (i) the entry of a decree or order for relief of the General Partner by a court of competent jurisdiction in any involuntary case involving the General Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent for the General Partner or for any substantial part of the General Partner's assets or property; (iii) the ordering of the winding up or liquidation of the General Partner's affairs; (iv) the filing with respect to the General Partner of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (v) the commencement by the General Partner of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (vi) the consent by the General Partner to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent for the General Partner or for any substantial part of the General Partner's assets or property; (vii) the making by the General Partner of any general assignment for the benefit of creditors; or (viii) the failure by the General Partner generally to pay its debts as such debts become due.


         11.3  Right to Continue Business of Partnership

                  Upon an event described in Sections 11.2(c), 11.2(d) or 11.2(e) (but not an event described in Section 11.2(e) that makes it unlawful for the business of the Partnership to be continued), the Partnership thereafter shall be dissolved and liquidated unless, within 90 days after the event described in any of such Sections, an election to continue the business of the Partnership shall be made in writing by all remaining Partners. If such an election to continue the Partnership is made, then:

                  (a) if the General Partner is "Bankrupt" (as defined in Section 11.2(c) or has been removed or has withdrawn from the Partnership, the remaining Limited Partners shall appoint a successor General Partner and the Partnership Interest of the General Partner shall be transferred to such successor General Partner in the manner provided in Section 12;

                  (b) the Partnership shall continue until another event causing dissolution in accordance with this Section 12 shall occur;

                  (c) all necessary steps shall be taken to amend this Agreement and the Certificate to reflect the continuation of the business of the Partnership; and


         11.4  Dissolution

                  Except as otherwise provided in Section 11.3, upon the dissolution of the Partnership, the Certificate shall be canceled in accordance with the provisions of the Virginia RULPA, and the General Partner (or other person responsible for winding up the affairs of the Partnership) shall promptly notify the Partners of such dissolution.


         11.5  Liquidation

                  (a) Upon the dissolution of the Partnership, the General Partner (or other person responsible for winding up the affairs of the Partnership) shall proceed without any unnecessary delay to sell or otherwise liquidate the Partnership Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Partnership.

                  (b) After adequate provision has been made for the payment of all debts, liabilities and obligations of the Partnership, the General Partner (or other person responsible for winding up the affairs of the Partnership) shall distribute the net liquidation proceeds and any other liquid assets of the Partnership to the Partners in accordance with Section 6.6.


         11.6  Reasonable Time for Winding Up

                  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 0 in order to minimize any losses otherwise attendant upon such a winding up.


         11.7  Termination of Partnership

                  Except as otherwise provided in this Agreement, the Partnership shall terminate when all of the assets of the Partnership shall have been converted into cash, the net proceeds therefrom, as well as any other liquid assets of the Partnership, after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners as provided for in Sections 6.6 and 11.5 hereof, and the Certificate shall have been canceled in the manner required by the Virginia RULPA.

12.  MISCELLANEOUS PROVISIONS


         12.1  Severability

                  The invalidity of any one or more provision hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.


         12.2  Survival

                  It is the express intention and agreement of the Partners that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.


         12.3  Waivers

                  Neither the waiver by a Partner of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Partner, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.


         12.4  Exercise of Rights

                  No failure or delay on the part of a Partner or the Partnership in exercising any right, power or privilege hereunder and no course of dealing between the Partners or between a Partner and the Partnership shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Partner or the Partnership would otherwise have at law or in equity or otherwise.

         12.5  Binding Effect

                  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.


         12.6  Limitation on Benefits of this Agreement

                  It is the explicit intention of the Partners that no person or entity other than the Partners and the Partnership is or shall be entitled to bring any action to enforce any provision of this Agreement against any Partner or the Partnership, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder) and the Partnership.


         12.7  Amendment Procedure

                  The Partners may at any time and from time to time amend this Agreement by executing a written amendment signed by authorized representatives of all Persons who are Partners at such time.


         12.8  Entire Agreement

                  This Agreement (including the Schedule hereto) contains the entire agreement among the Partners with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.


         12.9  Pronouns

                  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.


         12.10  Headings

                  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         12.11  Governing Law

                  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).


         12.12  Execution in Counterparts

                  To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                         GENERAL PARTNER:

                                         ET MERIDIAN, L.L.C.

                                         By: /s/ Edward B. Romanov, Jr.
                                             -----------------------------------
                                              Edward B. Romanov, Jr.
                                              Sole Member



                                         LIMITED PARTNER:

                                         ELDERTRUST OPERATING LIMITED
                                         PARTNERSHIP

                                         By:  ElderTrust, General Partner

                                              By:  /s/ Edward B. Romanov, Jr.
                                             -----------------------------------
                                                   Name:  Edward B. Romanov, Jr.
                                                   Title:  President and
                                                   Chief Executive Officer

                                                         SCHEDULE A
                                                         To Agreement
                                                         Limited
                                                         Partnership of
                                                         ET Sub - Meridian
                                                         Limited Partnership,
                                                         L.L.P.



             NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS OF PARTNERS

                                                             AGREED VALUE OF
                                                         CAPITAL CONTRIBUTIONS

GENERAL PARTNER:

ET Meridian, L.L.C.
101 East State Street, Suite 100
Kennett Square, Pennsylvania 19348                             $     20,000.00



LIMITED PARTNER:

ElderTrust Operating Limited Partnership
101 East State Street, Suite 100
Kennett Square, Pennsylvania 19348                                1,980,000.00
                                                                --------------

                                                TOTAL:           $2,000,000.00

                                                           SCHEDULE 3.1
                                                           To Agreement
                                                           of Limited
                                                           Partnership of
                                                           ET Sub - Meridian
                                                           Limited Partnership,
                                                           L.L.P.




                       List of Skilled Nursing Facilities

1.       La Plata Center
         One Magnolia Drive
         La Plata, Maryland 20646

2.       Voorhees Center
         3001 Evesham Road
         Voorhees, New Jersey 08043

3.       Corsica Hills Center
         205 Armstrong Avenue
         Centerville, Maryland 21617

4.       Heritage Center
         7232 German Hill Road
         Dundalk, Maryland 21222

5.       Multi-Medical Center
         7700 York Road
         Towson, Maryland 21204

6.       Severna Park Center
         24 Truck House Rd.
         Severna Park, Md. 21146

7.       Westfield Center
         1515 Lamberts Mill Rd.
         Westfield, NJ 07090

                                    EXHIBIT D



                                    AGREEMENT

                                       OF

                               LIMITED PARTNERSHIP

                                       OF

                   ET SUB-MERIDIAN LIMITED PARTNERSHIP, L.L.P.









                              Dated: August 7, 1998

                                TABLE OF CONTENTS



                                                                                                    Page

1. CERTAIN DEFINITIONS...........................................................................1
2. FORMATION; NAME; PLACE OF BUSINESS............................................................7
      2.1. Formation of Partnership; Filing of Certificate and Statement of Registration.........7
      2.2. Name of Partnership...................................................................7
      2.3. Place of Business.....................................................................8
      2.4. Registered Office and Registered Agent................................................8
3. PURPOSES AND POWERS OF PARTNERSHIP............................................................8
      3.1. Purposes..............................................................................8
      3.2. Business..............................................................................9
      3.3. Powers................................................................................9
4. TERM OF PARTNERSHIP...........................................................................10
5. CAPITAL.......................................................................................10
      5.1. Capital Contribution of the General Partner...........................................10
      5.2. Capital Contributions of Limited Partners.............................................10
      5.3. Capital Accounts......................................................................11
      5.4. No Interest on Capital Contributions or Amounts in Capital Account....................11
      5.5. Liability of Limited Partners.........................................................11
      5.6. Return of Capital.....................................................................11
6. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS OF CASH FLOW AND CERTAIN PROCEEDS.............11
      6.1. Certain Definitions...................................................................11
      6.2. Allocation of Net Income or Net Loss..................................................13
      6.3. Allocation of Gains and Losses from Capital Transactions..............................13
      6.4. Allocation of Income and Loss With Respect to Partnership Interests Transferred.......13
      6.5. Distributions of Cash Flow............................................................13
      6.6. Distribution of Proceeds from Capital Transactions; Liquidation Distributions.........14
      6.7. Special Allocation Rules..............................................................15
      6.8. Contributed Property; Revaluations Pursuant to Section 704(b) Regulations.............18
      6.9. Withholding Taxes and Reporting Obligations...........................................18





                                                                                                Page


7. MANAGEMENT....................................................................................19
      7.1. Management and Control of Partnership Business........................................19
      7.2. Powers of General Partner.............................................................19
      7.3. Power of Attorney.....................................................................20
      7.4. Limitation on Authority of the General Partner........................................21
      7.5. INTENTIONALLY DELETED.................................................................22
      7.6. Other Activities of Partners..........................................................22
      7.7. Transactions with General Partner or Affiliates.......................................22
      7.8. [INTENTIONALLY DELETED]...............................................................22
      7.9. Liability of General Partner and Affiliates to Partnership and Limited Partners.......22
      7.10. Limitation on Liability of General Partner and Affiliates; Indemnification...........23
      7.11. No Management by Limited Partners....................................................24
8. BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR..............................25
      8.1. Bank Accounts.........................................................................25
      8.2. Books and Records.....................................................................25
      8.3. Financial Statements and Information..................................................25
      8.4. Accounting Decisions..................................................................26
      8.5. Where Maintained......................................................................26
      8.6. Tax Returns...........................................................................26
      8.7. Federal Income Tax Elections..........................................................26
      8.8. Fiscal Year...........................................................................27
9. TRANSFER OF INTERESTS.........................................................................27
      9.1. Transfer..............................................................................27
      9.2. Transfer of Interest of General Partner...............................................27
      9.3. Transfer of Interest of Limited Partner...............................................28
      9.4. Right to Purchase Interest of General Partner.........................................28
10. ADMISSION OF ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS; REMOVAL OF GENERAL PARTNER.........29
      10.1. [INTENTIONALLY DELETED]..............................................................29
      10.2. Admission of a Successor General Partner.............................................29
      10.3. Withdrawal of General Partner........................................................29
      10.4. Withdrawal of Limited Partner........................................................30
      10.5. Removal of General Partner...........................................................30
11. DISSOLUTION AND LIQUIDATION..................................................................31
      11.1. No Dissolution.......................................................................31
      11.2. Events Causing Dissolution...........................................................31
      11.3. Right to Continue Business of Partnership............................................32
      11.4. Dissolution..........................................................................32
      11.5. Liquidation..........................................................................32
      11.6. Reasonable Time for Winding Up.......................................................33
      11.7. Termination of Partnership...........................................................33
12. MISCELLANEOUS PROVISIONS.....................................................................33
      12.1. Severability.........................................................................33
      12.2. Survival.............................................................................34
      12.3. Waivers..............................................................................34
      12.4. Exercise of Rights...................................................................34
      12.5. Binding Effect.......................................................................34
      12.6. Limitation on Benefits of this Agreement.............................................34
      12.7. Amendment Procedure..................................................................35
      12.8. Entire Agreement.....................................................................35
      12.9. Pronouns.............................................................................35
      12.10. Headings............................................................................35
      12.11. Governing Law.......................................................................35
      12.12. Execution in Counterparts...........................................................

